Exhibit 14
CODE OF BUSINESS CONDUCT AND ETHICS
FOR
ADCARE HEALTH SYSTEMS, INC.
1. Overview
     This Code of Business Conduct and Ethics (the “Code”) sets forth standards of conduct for all the directors, officers and employees of AdCare Health Systems, Inc. (“AdCare”) and its subsidiary companies and affiliates. Throughout the Code, the terms “AdCare”, “the Company”, “we”, “our”, and “us” are used to refer to the enterprise as a whole (including its subsidiaries), to each person within it, and to any person who represents AdCare or any part of the AdCare organization.
     The Code provides information about our standards of integrity and explains our legal and ethical responsibilities. It does not address every specific situation or set forth a rule that will answer every question. Rather, it is intended to provide guidance on our responsibilities and assist employees, officers and directors in making the right decision.
     Each Company Person (directors, officers and employees) of AdCare will be held accountable for his or her adherence to the Code. Company Persons who violate the polices in the Code will be subject to disciplinary action, up to and including discharge from the Company and, where appropriate, civil liability and criminal prosecution.
     Company Persons who have questions regarding business conduct or possible violations should contact the Vice President of Human Relations of AdCare, or in connection with accounting or auditing matters should follow the procedures outlined in the section of the Code entitled “Duty to Report Questionable Accounting or Auditing Matters.” The Company will not tolerate retaliation for reports made in food faith.
     Each Company Person should also read and be familiar with the Employee Handbook and the Securities Trading Policy (“Insider Trading Policy”). The Employee Handbook and Insider Trading Policy are not part of the Code.
     Nothing in this Code, in any Company policies or procedures, or in other related communications (verbal or written), creates or implies a contract of employment for a definite or indefinite term.
     The Company reserves the right to amend, alter or terminate this Code or the policies underlying it at any time for any reason. Also, this Code is open to suggestions, and we welcome any additional ideas or thoughts you may have for inclusion in the Code.

     For purposes of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated there under, the Code shall also be our code of ethics for senior financial officers and the chief executive officer (defined below as “Senior Officers”).
     To continue to encourage comments and suggestions, the last page of this Code provides information about submitting recommendations for improvement.
2. Compliance and Reporting
     Company Persons should endeavor to identify and raise potential issues before they lead to problems and should ask about the application of the Code whenever in doubt. Any employee who becomes aware of any existing or potential violation of this Code should promptly notify the Vice President of Human Relations or in connection with accounting or auditing matters, should follow the procedures outlined in the Code section entitled, “Duty to Report Questionable Accounting or Auditing Matters.” If any director or the Chief Executive Officer, Chief Financial Officer or Controller, or persons performing similar functions (the “Senior Officers”) becomes aware of any existing or potential violation of this Code, he or she should promptly notify the Company’s General Counsel. The Company will take such disciplinary or preventive action as it deems appropriate to address any existing or potential violation of this Code brought to its attention.
3. Compliance with Laws, Rules and Regulations
     Obeying the law, both in letter and in spirit, is one of the foundations on which this Company’s ethical policies are built. All Company Persons must respect and comply with applicable governmental laws, rules and regulations (including insider trading laws). It is the personal responsibility of each Company Person to adhere to the standards and restrictions imposed by those laws, rules and regulations. It is important that you seek advice from officers, supervisors, managers or other appropriate personnel if you have questions regarding the laws, rules and regulations that apply to the Company’s business.
     Generally, it is illegal and against Company policy for any Company Person who is aware of material nonpublic information relating to the Company, to buy or sell any securities of the Company, or recommend that another person buy, sell or hold the Company’s securities. More detailed rules governing the trading of securities by Company Persons are set forth in the Insider Trading Policy. Any Company Person who is uncertain about his or her responsibilities under the Insider Trading Policy should consult the Chairman before making any such purchase or sale.
4. Confidential Information
     In carrying out the Company’s business, Company Persons often learn confidential or proprietary information about the Company, its customers, prospective customers or other third parties. Company Persons must maintain the confidentiality of all information so entrusted to them, except when disclosure is authorized or legally mandated. Confidential or proprietary information includes, among other things, any non-public information concerning the Company, including its business, financial performance, pricing information, results or prospects, and any non-public information provided by a third party with the expectation that the information will be kept confidential and used solely for the business purpose for which it was conveyed.
5. Conflicts of Interest
     A “conflict of interest” exists when an individual’s private interest improperly interferes or conflicts (or appears to conflict” with the interest of the Company. A conflict of interest may arise when a Company Person takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interests may also arise when a Company Person or a member of his or her family receives from any person or entity improper personal benefits as a result of the Company Person’s position with the Company. Loans to, or guarantees of obligations of, Company Persons or their family members also create conflicts of interest. Conflicts of interest are generally prohibited as a matte of Company policy, unless they have been approved by the Company. All Company Persons must notify the Vice President of Human Relations or an Executive Officer of any actual or potential conflict of interest to receive guidance on how best to resolve the conflict.
     The giving or receiving of a business gift by a Company Person may present a conflict of interest and in some cases may be prohibited by law or regulation. Company Persons may not accept gifts or entertainment from customers or suppliers or potential customers or potential suppliers other than those of nominal value, such as calendars, candy, bottle of wine, a business lunch or dinner and advertising novelties. All gifts and entertainment, other than those of nominal value, must be disclosed to the Vice President of Human Resources. The Company will keep written reports of such disclosures filed with the Human Resources Department. Such reporting, reviewing and record keeping system should serve to prevent an unintended breach of trust and should enable the Company to better protect itself from acts of self-dealing at the expense of the Company.
     A conflict of interest may also occur when a Company Person is engaged in a business of business activity that is in competition with or injurious to the Company. Directors and executive officers should consult with the Company’s General Counsel before engaging in any such business. An employee should consult with the Vice President of Human Relations before engaging in any business or business activity.
     Service to the Company should never be subordinated to personal gain and advantage.
6. Corporate Opportunities

     Company Persons owe a duty to the Company to advance the Company’s legitimate business interest when the opportunity to do so arises. Company Persons are prohibited from taking for themselves (or directing to a third party) a business opportunity that is discovered through the use of corporate property, information or position. Company Persons are prohibited from using Company property, information or position for personal gain or competing with the company, directly or indirectly.
7. Competition and Fair Dealing
     We have a history of succeeding through honest business competition. We seek competitive advantages through superior performance, not through unethical or illegal business practices. Each Company Person should endeavor to respect the rights of and deal fairly with the Company’s customers, residents, vendors, competitors and employees. No Company Person should take unfair advantage of anyone through manipulation, concealment, and abuse of privileged information, misrepresentation of material facts or any unfair-dealing practice.
8. Record Keeping
     The Company’s financial books, records, and accounts shall be maintained in accordance with generally accepted accounting principles and shall reflect all financial transactions accurately, fairly, and in reasonable detail. Employees and officers are responsible for ensuring that there is an auditable record of financial transactions under their control.
     The Company has established policies and procedures to help ensure proper accounting of financial transactions. Falsifying records, deviating from Company policies and procedures or the reporting of false or misleading financial information is prohibited.
     Employees and officers are responsible for safeguarding assets under their control from loss or unauthorized use. No funds or accounts shall be established or maintained for purposes that are not fully and accurately described on the Company’s books and records. No employee shall establish or keep any unrecorded funds.
     Receipts and disbursements shall be fully and accurately described on the books and records of the Company. No Company Person shall request or approve any payment that is to be used for a purpose that is not reflected in the documents supporting the payment. Payments shall be made upon appropriate approval only for services rendered or products delivered as required by the Company in the conduct of its business. No invoices believed to be false or fictitious may be paid.

     The accounting and auditing function are integral components which help ensure that the Company’s financial books, records, and accounts are accurate. Therefore, all Company Persons shall provide the Audit Committee of our Board of Directors, the accounting department and the Company’s independent public accountants with all pertinent information that they request.
9. Duty to Report Questionable Accounting or Auditing Matters
     All Company Persons are responsible for reporting to the Company any questionable situation or complaints regarding the Company’s accounting, internal accounting controls or auditing matters, or a concern regarding questionable accounting or auditing matters that come to their attention. Any person may report such a complaint or concern by writing an anonymous letter reporting the matter to the Vice President of Human Relations who is required to forward all such letters to the chairperson of the Audit Committee of the Company’s Board of Directors.
     If a complaint regarding accounting, internal accounting controls or auditing matters is brought to the attention of an Executive Officer of the Company, either by an employee or a third party outside of the confidential and anonymous letter submission process, the Executive Officer is required to report the complaint directly to the chairperson of the Audit Committee of the Company’s Board of Directors. If a complaint regarding accounting, internal accounting controls or auditing matters is brought to the attention of a non-executive employee of the Company, such employee may either (a) report such complaint directly to an Executive Officer of the Company or (b) submit the complaint by writing an anonymous letter reporting the matter to the Vice President of Human Relations. All complaints made by employees of the Company regarding questionable accounting or auditing matters will be treated to the extent possible, as confidential.
     The Company will not tolerate retaliation against any person who in good faith submits a concern or complaint or participates in any investigation conducted pursuant to these procedures. Any suspected retaliation should be reported immediately to the Company’s General Counsel. Such retaliation is extremely serious misconduct and may result in discipline, up to and including discharge of the person(s) engaging in any retaliatory actions. Retaliation may also subject the person(s) responsible to personal legal and financial liability, and in certain cases may be a criminal offense. Questions concerning these procedures may be directed to Company’s General Counsel.
10. Protection and Proper Use of Company Assets
     All Company Persons should protect the Company’s assets and ensure their efficient use. All Company assets should be used for legitimate Company business purposes only. Any suspected incident of fraud or theft should be immediately reported to an appropriate supervisor for investigation.

     The obligation of Company Persons to protect the Company’s assets includes its confidential or proprietary information.
11. Public Disclosure
     All disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (“SEC”) and in other public communications made by the Company shall be full, fair, accurate, timely and understandable. All Company Persons who are involved in the Company’s disclosure process, including Senior Officers, are responsible for acting in furtherance of this policy. In particular, these individuals are required to maintain familiarity with the disclosure requirements applicable to the Company and are prohibited from knowingly misrepresenting, omitting, or causing others to misrepresent or omit, material facts about the Company to others, within or outside the company, including the company’s independent auditors. In addition, any Company Person who has a supervisory role in the Company’s disclosure process has an obligation to discharge his or her responsibilities diligently.
12. Equal Employment Opportunity and Harassment
     The Company is committed to providing equal employment opportunity to all qualified persons without regard to any impermissible criterion of circumstance. This policy applies to all terms and conditions of employment and in regard to any other matter that affects in any way the working environment of the employee. The company does not tolerate or condone any type of discrimination prohibited by law, including harassment.
13. Waivers and Amendments
     It may be appropriate for a provision of the Code to be waived in a particular circumstance. Any Company Person seeking a waiver should speak to the Vice President of Human Resources or a Executive Officer, who will likely need to involve other persons in consideration of the waiver request.
     Any waiver of the Code for the Executive Officers (including any Senior Officers who are otherwise not an Executive Officer) or Directors of the Company must be made only by the Board of Directors and will be disclosed in accordance with the applicable requirements of the SEC and The NASDAQ Stock Market, Inc.
     Any amendment to a provision of the Code that applies to the Senior Officers will be disclosed in accordance with the applicable requirements of the SEC and The NASDAQ Stock Market, Inc.
14. Investigations and Discipline

     The responsibility for administering the Code, investigating alleged violations and determining corrective and disciplinary action rests with various groups within the Company. The Audit Committee of the Board of Directors is responsible for maintaining and updating the Code, subject to approval by the Board of Directors. The Accounting Department, Human Resources and other relevant departments work together as appropriate to promptly handle investigations and recommend corrective and disciplinary actions. Depending on the circumstances, the Chairman will be involved to consider and determine the appropriate corrective or disciplinary action. The Accounting Department and Human Resources will periodically report Code violations, if any, and the corrective actions taken to the Audit Committee of the Board of Directors. In some cases, the Audit committee or the full Board of Directors will be responsible to conduct the investigation and determine the actions to be taken.
     The Company strives to impose discipline for each Code violation that fits the nature and particular facts of the violation. The Company generally will issue warnings or reprimands for less significant, first-time offenses. Violations of a more serious nature may result in an action such as suspension without pay, demotion, or reduction of compensation. Termination of employment generally is reserved for conduct such as theft or other violations amounting to a breach of trust, or for cases where a person has engaged in multiple violations. Terminations may also be appropriate for ethical violations if the Company Person has had appropriate training and consciously chose to pursue unethical behavior. Violations of the Code are not the only basis for disciplinary actions. The Company has additional guidelines and procedures governing conduct, and violations of those guidelines and procedures may also result in corrective or disciplinary action.
15. Protection for Persons Reporting Questionable Behavior
     Our commitment to promoting the highest ethical standards includes a responsibility to foster an environment that allows Company Persons to report violations without the fear of retaliation or retribution. You will not be disciplined, lose your job, or be retaliated against in any other way for asking questions or voicing concerns about our legal or ethical obligations, as long as your are acting in good faith. “Good faith” does not mean that you have to be right—but it does mean that you believe that you are providing truthful information. The important thing is that you bring your question or concern to the Company’s attention through one of the available channels.
     Company Persons must never be discouraged from using any available channel within the organizations. Even simple questioning of a person reporting a violation can lead to unintentional retaliation, as it may make that person feel that he of she did something wrong by choosing one method over another. Any person reporting a violation under this Code must be able to choose whichever method they are most comfortable with to communicate their concern to the Company.

     Any Company Person who retaliates against another Company Person for reporting known or suspected violations of our legal or ethical obligations will be in violation of the Code and subject to disciplinary action, up to and including dismissal. Retaliation may also be a violation of the law, and as such, could subject both the individual offender and the Company to legal liability.
     Additional questions about retaliation should be addressed to the Company’s General Counsel.
     How to Suggest Changes to the Code of Business Conduct and Ethics
     When you have any suggestions for changes in the Code, please submit them promptly, as indicated below, while they are fresh in your mind. The form below is included for your convenience in submitting recommendations for changes via house e-mail. If you prefer, you may use your own words, stationary and format.

To:	Code of Business Conduct and Ethics Review Chief Financial Officer AdCare Health Systems, Inc. 5057 Troy Road Springfield, Ohio 45502
I recommend the following change(s) be made in the Code of Business Conduct and Ethics:

Section of page

Comments:

Suggested new wording:

CERTIFICATION
     I hereby acknowledge that I have read the AdCare Health Systems Code of Business Conduct and Ethics, have become familiar with its contents and will comply with its terms. As part of my review of the Code, I have received, reviewed and understand the AdCare Health Systems’ Securities Trading Policy. I agree to comply with the policies and procedures described therein for so long as I remain employed by AdCare Health Systems or one of its subsidiaries or I am in possession of material, non-public information gathered while at AdCare Health Systems. I understand and agree that if AdCare Health Systems is penalized, held liable or settles a claim as a result of a violation by me (or any direct or indirect “tippee” of mine) of the insider trading provisions of the federal securities laws, I will indemnify AdCare Health Systems for all such penalties, liabilities and settlement amount, plus any related costs including, but not limited to attorneys’ fees and expenses.
     Except to the extent set forth below, I am not aware of any violation of potential violation of the Code.

Name (please print)

Signature

Date
     Please describe any violations, potential violations or comments relating to the Code below, if any. If there are none, please so state.